As filed with the Securities and Exchange Commission on February 2, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VINTAGE WINE ESTATES, INC.

(Exact name of registrant as specified in its charter)

Nevada	87-1005902
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

937 Tahoe Boulevard, Suite 210

Incline Village, Nevada 89451

(Address of Principal Executive Offices) (Zip Code)

VINTAGE WINE ESTATES, INC. 2021 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Eric Miller

General Counsel

Vintage Wine Estates, Inc.

937 Tahoe Boulevard, Suite 210

Incline Village, Nevada 89451

(Name and address of agent for service)

(970) 281-1017

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering 11,200,000 shares of common stock, no par value per share (the “Common Stock”), of Vintage Wine Estates, Inc., a Nevada corporation (the “Company” or the “Registrant”), reserved for issuance pursuant to the Vintage Wine Estates, Inc. 2021 Omnibus Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC” or the “Commission”), either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated herein by reference:

•

the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed with the SEC on October 13, 2021, as amended by Amendment No.  1 on Form 10-K/A, filed with the SEC on October 28, 2021;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on November 15, 2021;

•

the Company’s Current Reports on Form 8-K, filed with the SEC on July 27, 2021, September  20, 2021, November  15, 2021, November  24, 2021, December  3, 2021, January 18, 2022 (as amended by Amendment No. 1 on Form 8-K/A, filed with the SEC on January  19, 2022), and January 19, 2022, except for information in such Current Reports deemed to have been furnished and not filed in accordance with SEC rules; and

•

the description of the Common Stock contained in the Company’s Amendment No. 1 to the Registration Statement on Form 8-A/A, filed with the SEC on June 7, 2021, as updated by the Description of Common Stock contained in Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed with the SEC on October 13, 2021, including any amendments or reports filed for the purpose of updating such description.

In addition, all reports and documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. However, we are not incorporating by reference (i) any information provided in these documents that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC, (ii) any information furnished under applicable SEC rules rather than filed or (iii) any exhibits furnished in connection with such items.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of the NRS provides that the articles of incorporation, the bylaws, or an agreement may require a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. The Company expects to obtain insurance policies insuring its directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on the Company’s behalf, may also pay amounts for which the Company has granted indemnification to the directors or officers.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the full text of the above discussed sections of the NRS.

The Company’s articles of incorporation and bylaws implement the indemnification provisions permitted by Chapter 78 of the NRS by providing that the Company will indemnify its directors and officers to the fullest extent permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as an officer or director. The Company’s articles of incorporation and bylaws also provide that the Company may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Description	Filed Herewith / Incorporated by Reference from

4.1	Articles of Incorporation of Vintage Wine Estates, Inc., a Nevada corporation.	Exhibit 3.1 to the Company’s Form 8-K, filed with the SEC on June 11, 2021.

4.2	Bylaws of Vintage Wine Estates, Inc., a Nevada corporation.	Annex C to the Prospectus forming part of the Company’s Registration Statement on Form S-4/A (Registration No. 333-254260), filed with the SEC on May 3, 2021.

4.3	Specimen Common Stock Certificate.	Exhibit 4.1 to the Company’s Form 8-K, filed with the SEC on June 11, 2021.

4.4	Vintage Wine Estates, Inc. 2021 Omnibus Incentive Plan.	Exhibit 10.16 to the Company’s Registration Statement on Form S-4/A (Registration No. 333-254260), filed with the SEC on May 3, 2021.

5.1	Opinion of Parsons Behle & Latimer.	Filed herewith.

23.1	Consent of Moss Adams LLP.	Filed herewith.

23.2	Consent of Parsons Behle & Latimer (included in Exhibit 5.1).	Filed herewith.

24.1	Powers of Attorney (included on the signature page hereto).	Filed herewith.

107	Filing Fee Table.	Filed herewith.

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Incline Village, State of Nevada, on February 2, 2022.

VINTAGE WINE ESTATES, INC.

By:	/s/ PATRICK A. RONEY
Patrick A. Roney
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Patrick A. Roney, Katherine DeVillers, and Eric Miller, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments (including post-effective amendments thereto) to the Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 2, 2022.

Signature	Title

/s/ PATRICK A. RONEY Patrick A. Roney	Chief Executive Officer and Director (Principal Executive Officer)

/s/ KATHERINE DEVILLERS Katherine DeVillers	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ PAUL WALSH Paul Walsh	Executive Chairman

/s/ ROBERT L. BERNER III Robert L. Berner III	Director

/s/ MARK W.B. HARMS Mark W.B. Harms	Director

/s/ CANDICE KOEDERITZ Candice Koederitz	Director

Signature	Title

/s/ JON MORAMARCO Jon Moramarco	Director

/s/ TIMOTHY PROCTOR Timothy Proctor	Director

/s/ LISA SCHNORR Lisa Schnorr	Director

/s/ JONATHAN SEBASTIANI Jonathan Sebastiani	Director